Exhibit 3.1
CERTIFICATE OF ELIMINATION OF THE
6.375% FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL PREFERRED
STOCK, SERIES B
OF
REGIONS FINANCIAL CORPORATION
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
Regions Financial Corporation, a corporation duly organized and existing under the
General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:
FIRST:  The Certificate of Designations filed on April 28, 2014 and constituting part of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of
Designations”) authorizes the issuance of 500,000 shares of preferred stock of the Corporation, par value $1 per share, designated as 6.375% Fixed-to-Floating Rate Non-Cumulative Perpetual
Preferred Stock, Series B (the “Series B Preferred Stock”).
SECOND:  Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), on September 17, 2024, the duly authorized Pricing
Committee of the Board of Directors of the Corporation adopted the following resolutions:
RESOLVED, that pursuant to Section 151 of the General Corporation Law of the
State of Delaware and in accordance with the provisions of the Amended and Restated
Certificate of Incorporation and the Bylaws of the Corporation and applicable law, a duly authorized committee of the Board adopted on April 24, 2014 resolutions authorizing the creation of 500,000 shares of the 6.375% Fixed-to-Floating Rate Non-Cumulative
Perpetual Preferred Stock, Series B, par value $1 per share, liquidation preference $1,000 per share (the “Series B Preferred Stock”), of the Corporation, and fixed the designation, preferences, privileges, voting rights, and other special rights or qualifications, limitations and restrictions thereof, and authorized the filing of the Certificate of Designations of the
Series B Preferred Stock (the “Series B Certificate of Designations”) with the Secretary of State of the State of Delaware;
RESOLVED, that, as of the date hereof, no shares of the Series B Preferred Stock are outstanding and no shares of the Series B Preferred Stock will be issued subject to the
Series B Certificate of Designations;
RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Corporation’s Amended and
Restated Certificate of Incorporation all matters set forth in the Series B Certificate of
Designations with respect to the Series B Preferred Stock; and
RESOLVED, that each Authorized Officer (as defined in the resolutions duly adopted by the Board of Directors on February 9, 2022) or any designee of an Authorized
Officer is authorized, in the name and on behalf of the Corporation or in any other capacity, to file a Certificate of Elimination with the Secretary of State of the State of
Delaware effecting the elimination of the Series B Preferred Stock.
THIRD: Pursuant to the provisions of Section 151(g) of the DGCL, the Certificate of
Designations and all references to Series B Preferred Stock in the Corporation’s Amended and
Restated Certificate of Incorporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by Andrew Nix, its Executive Vice President, Assistant Corporate Secretary, Chief
Governance Officer and Deputy General Counsel, this 17th day of September, 2024.
REGIONS FINANCIAL CORPORATION
By:/s/ Andrew Nix
Name:Andrew Nix
Title:Executive Vice President, Assistant
Corporate Secretary, Chief
Governance Officer and Deputy
General Counsel